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February 27, 1997



Securities and Exchange Commission
450 Fifth Avenue
Washington, D.C. 20549

Commissioners:

This opinion is given in connection with the filing by Colonial Separate Account B ("Separate Account"), a separate account established by Colonial Life Insurance Company of America ("Colonial Life") pursuant to the insurance laws of the state of New Jersey and organized as a registered investment trust under the Investment Company Act of 1940 (the "1940 Act"), of a notice pursuant to Rule 24f-2 (the "24f-2 Notice") under the 1940 Act. In its Registration Statement on Form S-6 (File No: 33-77496) ("Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 and the 1940 Act, Separate Account B registered an indefinite number or amount of its securities and undertook to file the 24f-2 Notices within six months of its December 31 fiscal year end.

I have examined all pertinent Registration Statements and Amendments and forms. I have also reviewed all other corporate records, certificates, documents and statutes that have been deemed relevant in order to render the opinion expressed herein.

Based upon such examination, I am of the opinion that both Colonial Life and Separate Account B were validly established and exist under the laws of the State of New Jersey. The assets allocated to Separate Account B are validly owned by Colonial Life; however, as provided in the Policies, those assets are not chargeable with the liabilities arising out of any other business which Colonial Life may conduct, they are subject only to the charges, fees, and deductions as set forth in the Registration Statement. The Policies issued by Colonial Life in connection with the issuance of securities by Separate
Account B have been duly authorized and issued, and constitute binding obligations of Colonial Life. In conclusion, I am of the opinion that the Units, the registration of which the 24f-2 Notice makes indefinite in number, are legally issued, fully paid and nonassessable.

Sincerely,

Thomas Elwood
Assistant Counsel